Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Teekay Tankers Ltd.

We consent to the use of our report dated March 15, 2024, on the consolidated financial statements of Teekay Tankers Ltd., which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022, the related consolidated statements of income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes, and our report dated March 15, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference in the Registration Statement on Form S-8 dated October 1, 2024 of Teekay Tankers Ltd.

/s/ KPMG LLP
Chartered Professional Accountants
October 1, 2024
Vancouver, Canada